UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2010

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

888) 887-4449
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Entry into a Material Definitive Agreement.

On November 19, 2010 the Company entered into a purchase agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. for the purchase of certain oil and gas interests of approximately 33,800 net acres located in Laramie County and Goshen County, Wyoming, and Banner County, Kimball County, and Scotts Bluff County, Nebraska. Additionally, we acquired rights below the base of the Greenhorn on approximately 23,000 net acres in Laramie County and Goshen County, Wyoming, and Banner County and Kimball County, Nebraska.  The purchase price was $8,000,000 which is due to the sellers on or before December 20, 2010.  We issued 6,666,667 shares of our common stock as security against the cash payment, which shares will be returned to us upon payment of the purchase price.  The purchase agreement is filed as an exhibit hereto.  Also on November 19, 2010 we entered into a Put Option Agreement with Grandhaven Energy, LLC whereby Grandhaven Energy has the right to require us to purchase 25% of  certain overriding royalty interests it and several other purchasers acquired from Edward Mike Davis and Spottie for an aggregate of $8,000,000 on November 19, 2010 for a purchase price of up to $2.4 million.  The put option must be exercised by March 31, 2011.  The overriding royalty interests cover numerous parcels of undeveloped oil and gas leasehold in Laramie County, Wyoming.  Grandhaven Energy is an affiliate of Hexagon Investments, LLC, which is the lender on our credit agreements and together with its affiliates owns approximately 12.7% of our outstanding common stock (11.2% if the 6,666,667 shares issued as security for the purchase price remain outstanding).  At October 31, 2010 our outstanding balance under the Hexagon Investments credit facilities was approximately $21,000,000.  Edward Mike Davis, L.L.C. owns approximately 11.3% of our outstanding common stock (21.5% if the 6,666,667 shares issued as security for the purchase price remain outstanding).

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
10.1	Purchase Agreement with Edward Mike Davis, L.L.C. and Spottie Inc.
10.2	Put Option Agreement with Hexagon Investments

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: November 26, 2010	By:	/s/ Roger A. Parker
Roger A. Parker
Chief Executive Officer